EXHIBIT 12.1

                    STATEMENT REGARDING COMPUTATION OF RATIOS



                       Ratio of Earnings to Fixed Charges

                                   Historical
                          (in thousands, except ratios)

                                        NINE MONTHS
                                           ENDED
                                       SEPTEMBER 30,                             YEARS ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------------------------------
                                           2005             2004            2003          2002            2001           2000
                                    ------------------------------------------------------------------------------------------------
Pre-tax income (loss) from               $74,473          $63,171          $25,661     $(91,590)        $(4,136)       $(18,813)
  continuing operations before
  loss from equity investees

Add:
  Fixed Charges                            7,351            9,822            5,914          268             161           2,159

Less:
  Capitalized interest
                                              --               --               --           --              --              --

                                    ------------------------------------------------------------------------------------------------
            Income (loss) adjusted       $81,824          $72,993          $31,575     $(91,322)        $(3,975)       $(16,654)
                                    ------------------------------------------------------------------------------------------------

Fixed Charges:
  Interest expense                       $ 5,289          $ 7,108          $ 4,225     $     27         $    83        $  2,081
  Amortization of debt issuance
    costs and discounts on note
    obligation                             1,832            2,443            1,442           --              --              --

  Portion of rent representative
    of the interest factor                   230              271              247          241              78              78
                                    ------------------------------------------------------------------------------------------------
                     Fixed charges       $ 7,351          $ 9,822          $ 5,914     $    268         $   161        $  2,159
                                    ------------------------------------------------------------------------------------------------
Deficiency of earnings available              --               --               --     $(91,590)        $(4,136)       $(18,813)
  to cover fixed charges

Ratio of earnings to fixed charges          11.1              7.4              5.3           --              --             --